EXECUTION COPY

Exhibit 10.8

SUBSCRIPTION and SHAREHOLDERS AGREEMENT

relating to

LONGTOP INTERNATIONAL HOLDINGS LIMITED

by and among

LONGTOP FINANCIAL TECHNOLOGIES LIMITED,

SHUANGJIAN CHEN,

YUFENG LIANG

and

NEIL FITZGERALD,

as Shareholders, and

LONGTOP INTERNATIONAL HOLDINGS LIMITED

Dated as of February 28, 2006

Exhibit 10.8

SUBSCRIPTION AND SHAREHOLDERS AGREEMENT

THIS AGREEMENT is made and entered into as of February 28, 2006, by and among LONGTOP FINANCIAL TECHNOLOGIES LIMITED, a company incorporated under the laws of the British Virgin Islands (IBC No. 412947) whose registered office is located at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands (“LTBVI”), SHUANGJIAN CHEN, a United States citizen (“Chen”), YUFENG LIANG, a citizen of the People’s Republic of China (“Liang”), NEIL FITZGERALD, a Canadian citizen (“Fitzgerald”, and together with Chen and Liang, the “US Founders”, and together with LTBVI, Chen and Liang, the “Shareholders”), and LONGTOP INTERNATIONAL HOLDINGS LIMITED, a company incorporated under the laws of the British Virgin Islands (IBC No. 1011843) whose registered office is located at P.O. Box 3444, Road Town, Tortola, British Virgin Islands (the “Company”).

WHEREAS, the Shareholders desire to establish the Company and certain operating Subsidiaries to engage in the business of the outsourcing of software development and implementation services to financial institutions in the United States and such other businesses and other activities as may be determined from time to time;

WHEREAS, subject to the conditions set out in this Agreement, LTBVI and the US Founders have agreed to subscribe for, and the Company has agreed to issue and allot, Shares (defined below) to the Shareholders in accordance with the terms of this Agreement;

WHEREAS, upon completion of the Subscription (as defined below), LTBVI and the US Founders will own collectively 100% of the issued share capital of the Company; and

WHEREAS, the Parties desire to enter into this Agreement to set out the terms and conditions of the Subscription and to establish certain matters pertaining to the operation and management of the Company and its Subsidiaries and to regulate certain rights and obligations among themselves with respect thereto.

NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and of other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. (a) As used herein, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Affiliate” of any Person shall mean any other Person that, directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” shall mean this Subscription and Shareholders Agreement, together with the Exhibits and Schedules hereto, as modified, supplemented or amended from time to time.

“Articles of Association” shall mean the articles of association of the Company, as modified, supplemented or amended from time to time in accordance with the terms hereof and thereof.

“Board of Directors” shall mean the board of directors of the Company.

“Business” shall mean the conduct of providing such business by the Group as contemplated by the Business Plan including, without limitation, the outsourcing of software development and implementation services to financial institutions in the United States and such other businesses and other activities as determined by the Board of Directors.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banking institutions in New York City or the PRC are authorized or required to close.

“Business Plan” means the formal business plan for the business of the Group as prepared and provided by the Shareholders, which is attached hereto as Exhibit 1.

“Calculated Number” shall have the meaning provided in Section 3.4(b).

“Chen” shall have the meaning provided in the Introduction.

“Closing” shall mean the performance by the Parties of their respective obligations in accordance with the provisions of Article V.

“Closing Date” shall mean the Business Day on which the conditions provided in Section 4.1 are fulfilled and/or waived by the Shareholders and on which completion of the Subscription shall take place in accordance with the terms of this Agreement.

“Compensation Committee” shall have the meaning provided in Section 9.5.

“Control” shall have the meaning provided in the definition of “Affiliate” in this Section 1.1.

“Conversion Ratio” shall have the meaning provided in Section 3.3(b).

“Corporate Structure” shall have the meaning provided in Section 2.1(b).

“Directors” shall mean members of the Board of Directors.

“Encumbrances” shall mean any mortgage, charge, pledge, lien (otherwise than arising by statute or operation of law), equities, hypothecation or other encumbrance, priority or security interest, deferred purchase, title retention, leasing, sale-and-repurchase or sale-and-leaseback arrangement whatsoever over or in any property, assets or rights of whatsoever nature and includes any agreement for any of the same.

“Fitzgerald” shall have the meaning provided in the Introduction.

“For Cause” shall mean due to (a) a Person’s material failure to comply with his obligations under this Agreement, (b) theft, dishonesty, falsification of records or serious violation of law, (c) improper disclosure of confidential or proprietary information belonging to the Group that causes material damages to the Group, (d) an intentional act leading to a material detrimental effect on the Group’s Business, or (e) a failure or inability to perform such Person’s duties as an employee of a Group Company due to gross negligence, bad faith, willful misconduct or habitual neglect.

“Governmental Authority” shall mean any country or any provincial, state or political subdivision thereof and any administration, agency, court, commission or other authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any stock or commodities exchange or other quasi-governmental entity established to perform such functions.

“Group” shall mean the Company, LTICN and LTIUS; “Group Company” shall be construed as any member of the Group, and “Group Companies” shall be construed accordingly.

“Initial Public Offering” shall mean listing of the Shares or other securities of the Company or any of its Subsidiaries on Nasdaq or a United States or international stock exchange or securities exchange through an initial public offering of the Shares or other securities of the Company or any of its Subsidiaries.

“Intellectual Property Rights” shall mean patents, trade marks, service marks, trade names, logos, internet domain names, rights in designs, copyrights (including rights in computer software and databases), and applications for registration and registrations for the grant of any such rights and all rights or forms of protection having equivalent or similar effect anywhere in the world, together with all trade names, brands, trade secrets, confidential and proprietary information, formulas, designs, proprietary rights, know-how and processes.

“Liang” shall have the meaning provided in the Introduction.

“LTBVI” shall have the meaning provided in the Introduction.

“LTBVI Stock Options” shall have the meaning provided in Section 10.2(c).

“LTICN” shall mean Longtop International (PRC), a company incorporated under the laws of the PRC.

“LTIUS” shall mean Longtop International Inc., a Delaware corporation.

“Milestone 1” shall mean that the Company has adhered to the operational goals and financial budget set forth in the Business Plan as of September 30, 2006.

“Milestone 2” shall mean that the Company has adhered to the operational goals and financial budget set forth in the Business Plan as of March 31, 2007, and the Company has an expected and identifiable revenue of US$3,000,000 for the period from April 1, 2007 through March 31, 2008.

“Ordinary Shares” shall mean ordinary shares of the Company with a par value of US$0.01 each, as provided in the Articles of Association.

“PRC” shall mean the People’s Republic of China.

“Parties” shall mean LTBVI, Chen, Liang, Fitzgerald and the Company and their respective successors and permitted transferees in accordance with the terms of this Agreement.

“Person” shall mean any individual, corporation, partnership, joint venture, association, trust, limited liability company or any other entity or organization, including a governmental or political subdivision or an agency, unit or instrumentality thereof.

“Preferred Shares” shall mean convertible preferred shares of the Company with a par value of US$0.01 each, and having the terms and conditions set forth in Section 3.3, as provided in the Articles of Association.

“Promissory Note” shall have the meaning provided in Section 3.3(a).

“Regulatory Approvals” shall mean any license, approval, authorization or consent of, or filing, registration or qualification with, or notice to, any Governmental Authority which is required to be made or obtained by the Group in connection with the conduct of the Business as contemplated by this Agreement and the Articles of Association.

“Shareholders” shall have the meaning provided in the Introduction.

“Shares” shall mean the Ordinary Shares and the Preferred Shares.

“Subscription” shall mean the subscription of Ordinary Shares by the Shareholders as set forth in Article III.

“Subsidiary” of any Person shall mean any other Person of which the first Person, directly or indirectly: (i) has the power to appoint or remove a majority of the board of directors or, if such other Person does not have a board of directors, other individuals performing similar functions; or (ii) controls 50% or more of the issued shares or securities of such other Person having power to vote; “Subsidiaries” shall be construed accordingly.

“US Founders” shall have the meaning provided in the Introduction.

“US$” shall mean United States dollars, the lawful currency of the United States of America.

“Warranties” shall mean the representations and warranties of the Parties as provided in Article VI of this Agreement.

Section 1.2 Principles of Construction. All references to Articles, Sections, Schedules and Exhibits are to articles, sections, schedules and exhibits in or to this Agreement unless otherwise specified. The words “hereof”, “herein”, and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

ARTICLE II

THE COMPANY; COOPERATION

Section 2.1 Company and its Subsidiaries.

(a) The corporate particulars of the Group Companies after the completion of the Subscription and the issuance of the Preferred Shares shall be as set out in Schedule 1 and Schedule 2 of this Agreement.

(b) The corporate structure of the Group after the completion of the Subscription and the issuance of the Preferred Shares shall be as set out in Schedule 3 of this Agreement (the “Corporate Structure”).

Section 2.2 Cooperation by the Parties.

(a) Each of the Parties shall use its best efforts to complete the Corporate Structure, upon completion of which the Shareholders shall legally and beneficially own 100% of the issued share capital of the Company (and LTBVI shall own the Preferred Shares), and the Company shall legally and beneficially own 100% of the issued share capital of LTICN and LTIUS, all as set forth on Schedule 1 to this Agreement. As soon as practicable after the Closing Date, the Parties shall cause the Articles of Association to set forth the terms and provisions required in order to implement the terms of this Agreement (including all provisions relating to the operation and management of the Group). The Parties shall cause the constitutive documents of LTICN, when formed, to include all terms and provisions required in order to implement the terms of this Agreement (including all provisions relating to the operation and management of LTICN), and shall be satisfactory to the Parties. The Company shall amend the Articles of Association to authorize the issuance of the Preferred Shares and to set forth the terms and provisions of the Preferred Shares set forth in Section 3.3 herein, in each case as soon as possible after the Closing Date.

(b) Each of the Parties shall cooperate and use its best efforts to make all required filings with any Governmental Authority and to obtain all Regulatory Approvals (i) necessary for such Party to perform its obligations under this Agreement, including with respect to the formation of the Corporate Structure, and (ii) necessary for the Group Companies to conduct their respective businesses. Each of the Parties shall also use its best efforts to fulfill all of the conditions required to be fulfilled by such Party or any of its Affiliates as provided under Article IV.

ARTICLE III

SUBSCRIPTION OF SHARES; PREFERRED SHARES

Section 3.1 Subscription. Subject to the satisfaction of the conditions set forth in Section 4.1, LTBVI agrees to subscribe for 3,000,000 Preferred Shares and 3,150,000 Ordinary Shares, Chen agrees to subscribe for 2,370,000 Ordinary Shares, Liang agrees to subscribe for 1,740,000 Ordinary Shares and Fitzgerald agrees to subscribe for 1,740,000 Ordinary Shares, and in each case the Company agrees to issue to the Shareholders the Ordinary Shares free from Encumbrances on the Closing Date or such later date by mutual agreement of the Parties and agrees to issue to LTBVI the Preferred Shares in accordance with the terms of Section 3.3(a) below.

Section 3.2 Consideration for the Subscription. In consideration of the Company’s allotment and issuance of Shares as set forth in Section 3.1, the Shareholders shall take the following actions:

(a) LTBVI shall agree to pay to the Company and/or directly to LTICN and LTIUS US$1,500,000 in readily available funds as consideration for its Preferred Shares in the manner, and at such times, as set forth in Section 3.3(a) and Section 10.3 below, and shall provide its technical know-how related to the Business to the Group as consideration for its Ordinary Shares;

(b) Chen and Liang shall contribute any legal rights and interests they have in and to Intellectual Property Rights related to the Business to the Company, agree to become employees of a Group Company and shall provide their technical know-how related to the Business to the Group as consideration for their Ordinary Shares; and

(c) Fitzgerald agrees to become an employee of a Group Company and shall provide his technical know-how related to the Business to the Group as consideration for his Ordinary Shares.

Section 3.3 Preferred Shares. (a) On the Closing Date, LTBVI shall deposit US$500,000 into a designated bank accounts of LTIUS and LTICN (which deposits shall constitute capital contributions to LTIUS and LTICN by the Company) in return for a promissory note from the Company in the form of Exhibit 2 to this Agreement (the “Promissory Note”). The Promissory Note shall automatically convert into, and shall constitute consideration for, 1,000,000 of the 3,000,000 Preferred Shares for which LTBVI has agreed to subscribe in Section 3.1 on the date that LTBVI deposits the remaining US$1,000,000 of consideration for the Preferred Shares into designated bank accounts of one or more of the Group Companies, which date shall be no later than April 30, 2006 (and which deposits into bank accounts of LTICN or LTIUS, if any, shall constitute capital contributions to LTICN or LTIUS, respectively, by the Company), and on such date the Company shall issue to LTBVI 3,000,000 Preferred Shares free from Encumbrances. The Promissory Note shall constitute debt, shall not pay interest and shall be immediately due and payable upon a liquidation of the Group prior to any distribution to the holders of Ordinary Shares. The Company shall deliver to LTBVI duly executed sealed share certificates relating to the Preferred Shares in favor of LTBVI on the date they are issued to LTBVI.

(b) Each Preferred Share shall have the same voting rights as an Ordinary Share, which shall be one vote per share on all matters requiring the vote of holders of Shares;

(c) Each Preferred Share shall be convertible initially into 1 Ordinary Share (the “Conversion Ratio”) at any time by LTBVI in its sole discretion. The Conversion Ratio shall be adjusted from time to time pursuant to customary anti-dilution provisions, including with respect to share splits, share dividends, share combinations, distributions, rights or warrants issuances and recapitalizations, which shall be set forth in further detail in the Articles of Association; and

(d) In the event of the dissolution, liquidation or winding up of the Company or the distribution of all or substantially all of the Company’s assets, each Preferred Share shall entitle the registered holder thereof, after payment has been made or provided for of the debts of the Company, and before any of the Company’s assets are disbursed, distributed or allocated for or because of the Ordinary Shares, to receive the sum of US$0.50 per Preferred Share.

Section 3.4 Ordinary Share Forfeiture. (a) If Fitzgerald is not an employee of a Group Company by July 1, 2006, all of his Ordinary Shares shall be automatically forfeited to the Company, which Ordinary Shares shall remain issued and outstanding and shall be apportioned by the Company among the remaining Shareholders proportionally according to the total voting interest of their Shares; and

(b) If any of the US Founders resigns or is terminated For Cause (as determined by arbitration as set forth in Section 12.1 below) from his position as an employee of any Group Company at any time within four (4) years of the date of this Agreement (in the case of Fitzgerald, after he is first employed), the Calculated Number of his Ordinary Shares shall be automatically forfeited to the Company, which Ordinary Shares shall remain issued and outstanding and shall be apportioned by the Company among the remaining Shareholders proportionally according to the total voting interest of their Shares. Ordinary Shares not forfeited in accordance with this Section 3.4(b) shall remain under the ownership of the departing US Founder. “Calculated Number” shall mean, if such US Founder has been employed by the Group (i) for less than one and one-half (1.5) years, all of such US Founder’s Ordinary Shares, (ii) for at least one and one-half (1.5) years but less than two (2) years, 95% of such US Founder’s Ordinary Shares, (iii) for at least two (2) years but less than two and one-half (2.5) years, 85% of such US Founder’s Ordinary Shares, (iv) for at least two and one-half (2.5) years, but less than three (3) years, 75% of such US Founder’s Ordinary Shares, (v) for at least three (3) years, but less than three and one-half (3.5) years, 50% of such US Founder’s Ordinary Shares, and (vi) for at least three and one-half (3.5) years, but less than four (4) years, 25% of such US Founder’s Ordinary Shares.

ARTICLE IV

CONDITIONS TO CLOSING

Section 4.1 Conditions to Closing of the Subscription. The obligation of each Shareholder to effect the closing of the Subscription under this Agreement is subject to the fulfillment, prior to or at the Closing Date, of each of the following conditions (any or all of which, to the extent permitted by law, may be waived by written agreement of such Shareholder):

(a) Representation and Warranties. The representations and warranties of each other Party contained in Article VI of this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as though made again on and as of such date.

(b) Performance of Obligations. Each of the other Parties shall have performed and complied in all material respects with all obligations and covenants required to be performed or complied with by it on or prior to the Closing Date (including the obligations set forth in Article V to be performed at the Closing).

(c) No Government Injunction. There is not pending or threatened any action, proceeding or investigation that seeks any governmental injunction or restraining order issued by a court of competent jurisdiction against any other Shareholder, the Company or any members of the Group or the consummation of any of the transactions contemplated by this Agreement that can reasonably be expected to have a material adverse effect on any other Shareholder, any members of the Group or the Business.

(d) No Material Adverse Change. There shall not have occurred any material adverse changes in the financial markets, governmental regulations and business environment in the PRC or the United States, and the Group shall be able to conduct the Business in the PRC and the United States.

(e) The Group. The Company and LTIUS shall have been duly formed and shall be in existence and shall have duly authorized, executed and delivered a signature page to this Agreement and the Company shall have duly authorized the Promissory Note, the issuance of the Ordinary Shares to be issued in connection with the Subscription and the Preferred Shares. The constitutive documents of LTIUS shall also include all terms and provisions required in order to implement the terms of this Agreement (including all provisions relating to the operation and management of LTIUS).

Section 4.2 Waiver by a Shareholder. Any of the conditions provided in Section 4.1 which is not fulfilled to the satisfaction of a Shareholder, to the extent permitted by law, may be waived by written agreement of such Shareholder on or before the Closing Date.

ARTICLE V

CLOSING

Section 5.1 Closing. Subject to the due satisfaction or waiver of the conditions provided in Section 4.1, and the provisions of this Article, Closing shall take place on the Closing Date at such place, time and/or date as may be agreed between the Shareholders.

Section 5.2 Performance by the Company. At the Closing, the Company shall deliver to the Shareholders:

(a) certified true copies of resolutions covering the matters set forth in Section 4.1(e);

(b) evidence that the Company owns 100% of the issued and outstanding shares of capital stock of LTIUS;

(c) evidence that the Directors nominated by each of LTBVI and the US Founders pursuant to Section 9.1 have been appointed to the Board of Directors;

(d) evidence that Liang has become an employee of a Group Company;

(e) a duly executed Promissory Note to LTBVI; and

(f) such other documents (including any power of attorney under which any document required to be delivered under this Section has been executed and any waivers or consents) as any Shareholder may require to enable the Shareholder and/or its nominee(s) to be registered as a holder of the Shares.

Section 5.3 Performance by each Shareholder. On Closing, the Shareholders shall do the following:

(a) subscribe for the Shares subject to the Subscription; and

(b) LTBVI shall pay US$500,000 in readily available funds into designated accounts of LTIUS and LTICN (which deposits shall constitute capital contributions by the Company) in return for the Promissory Note.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

Section 6.1 Each Party. Each Party hereby represents and warrants to the other Parties that on the date hereof and as of the Closing Date:

(a) Corporate Status, Power and Authority. Such Party has full power and authority (corporate or otherwise) to enter into and perform its obligations under this Agreement.

(b) Authorization and Enforceability. The execution and delivery of this Agreement and the performance of the obligations hereunder has been duly authorized (corporate or otherwise) by such Party and this Agreement constitutes a valid and binding obligation of such Party, enforceable against such Party in accordance with its terms.

(c) Regulatory Approvals. No consent, waiver, approval or authorization of any Governmental Authority or any filing, registration or qualification with or notice to, any Governmental Authority is required on the part of such Party in connection with such Party’s execution or delivery of this Agreement or the performance of any of its obligations hereunder, other than in each case that have been received or made or that will be received or made prior to the Closing (other than in the case of LTICN).

(d) Litigation. To the best knowledge of such Party after having made due inquiry, there are no judicial or administrative actions, proceedings or investigations pending or threatened against such Party that questions the validity, binding nature and enforceability of this Agreement or the ability of such Party to perform the obligations under this Agreement.

(e) No Brokers. Neither such Party nor any of its subsidiaries has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the transactions contemplated by this Agreement.

Section 6.2 Intellectual Property Rights. The US Founders hereby represent and warrant that:

(a) neither the US Founders nor the Intellectual Property Rights they are contributing to the Company pursuant to this Agreement have infringed upon or misappropriated any Intellectual Property Rights or other proprietary information of any other Person, and none of them has received any written charge, complaint, claim, demand or notice alleging any such infringement or misappropriation (including any claim that they or any of them must license or refrain from using any Intellectual Property Rights or other proprietary information of any other Person);

(b) to their knowledge, no other Person has infringed upon or misappropriated any of the Intellectual Property Rights they are contributing to the Company pursuant to this Agreement; and

(c) they will take all steps reasonably necessary to preserve the legal rights in, and the secrecy of, all of the Intellectual Property Rights they are contributing to the Company pursuant to this Agreement.

Section 6.3 Indemnity.

(a) The Warranties shall be separate and independent and save as expressly provided shall not be limited by any other section or anything in this Agreement or the Schedules of this Agreement.

(b) The Warranties shall be deemed to be repeated as at the Closing Date as if all references therein to the date of this Agreement were references to the Closing Date.

(c) The US Founders, jointly and severally, hereby agree and undertake, to the fullest extent permitted by law, to indemnify, hold harmless and release (and the US Founders do hereby release) LTBVI and the Group from and against any and all claims, demands, liabilities, costs, expenses, damages, losses, suits, proceedings and actions, whether judicial, administrative, investigative or otherwise, of whatever nature, known or unknown, liquidated or unliquidated, that may accrue to or be incurred by LTBVI or any Group Company, or in which LTBVI or any Group Company may become involved, as a party or otherwise, or with which LTBVI or any Group Company may be threatened, relating to or arising out of (i) a breach of Section 6.2 or any portion of Section 6.2 being untrue or misleading, and (ii) any dealings with Business Objects relating to the prototype “Report Appliance”, including with respect to clauses (i) and (ii) amounts paid in satisfaction of judgments, in compromise or as fines or penalties, and counsel fees and expenses incurred in connection with the preparation for or defense or disposition of any investigation, action, suit, arbitration or other proceeding, whether civil or criminal.

ARTICLE VII

UNDERTAKINGS OF THE PARTIES

Section 7.1 Responsibilities of Each Party. (a) Each of the Parties covenants and undertakes to perform its responsibilities as set forth in the Business Plan.

(b) The US Founders covenant and undertake (i) to use their best efforts to document with Business Objects, as soon as practicable after the Closing Date, (x) the sale of the prototype “Report Appliance” to Business Objects for US$25,000, and (y) the ongoing relationship with Business Objects whereby, among other things, Business Objects understands and agrees that all legal rights and interests in and to all plug-ins and add-ons to the “Report Appliance” provided by the Group to Business Objects shall be owned by the Group and licensed to Business Objects, and (ii) to cause all revenue related to the prototype “Report Appliance”

received by any US Founder or any Affiliate of any US Founder, other than the US$25,000 referred to in clause (i)(x) of this Section 7.1(b), to be or become revenue of the Company.

Section 7.2 Bank Accounts Signatories. Each of LTBVI and the US Founders (as a group) shall have the right to appoint the same number of persons acting as joint authorized signatories of all bank accounts of every member of the Group, which persons shall be designated by the Directors nominated by LTBVI and the US Founders, respectively. Any checks drawn by any Group Company and/or any withdrawal from such bank accounts for a sum in any applicable currency of more than US$100,000, and any contributions from the Company to LTICN and LTIUS in any amount, shall be counter-signed by any two (2) of the said joint authorized signatories of whom one shall be a nominee appointed by LTBVI and the other by the US Founders. Any checks drawn by any Group Company and/or any withdrawal from such bank accounts for a sum in any applicable currency of less than US$100,000 shall be signed by any one of the authorized signatories. The Company may, from time to time, send a written notice to LTBVI and its nominee(s) setting out a time schedule as to when LTBVI’s nominee(s) shall be required to sign the checks and that LTBVI shall give a reply to the Company within three (3) Business Days after receipt of such written notice indicating the availability of LTBVI’s nominee(s) for the purpose of signing checks.

Section 7.3 Intellectual Property Rights Undertakings.

(a) Each of the US Founders hereby covenants and undertakes that he shall not utilize any Intellectual Property Rights of the Group, including those Intellectual Property Rights they are contributing to the Company pursuant to this Agreement, other than on behalf of the Company in connection with the Business of the Group;

(b) Each of the Parties hereby covenants and undertakes to use its best efforts to cause the Company to take all actions necessary for the prosecution and maintenance of all Intellectual Property Rights of the Group and to prosecute all infringements of Intellectual Property Rights of the Group and to otherwise take all steps reasonably necessary to preserve the legal rights in, and the secrecy of, all of the Intellectual Property Rights of the Group; and

(c) The Parties understand and agree that all Intellectual Property Rights developed by any employee of any Group Company, including the US Founders, shall be the property of the Group Company, and no employee, including any US Founder, shall have any rights therein.

Section 7.4 Chen and Fitzgerald. Chen covenants and undertakes to become an employee of a Group Company as soon as practicable during March 2006. Fitzgerald covenants and undertakes to become an employee of a Group Company by July 1, 2006. Each of Chen and Fitzgerald represents and warrants that their employment with a Group Company shall not conflict with, violate the terms of, or otherwise give any Person rights under, any employment contract or other agreement or understanding, whether oral or in writing, with any prior employer or partner.

Section 7.5 Liang. Liang covenants and undertakes to liquidate his interests in Data Compass no later than April 1, 2006, pursuant to an arrangement satisfactory to LTBVI.

ARTICLE VIII

TRANSFER OF SHARES OR OTHER EQUITY INTERESTS

Section 8.1 Transfer of Shares. No Shareholder shall transfer or agree to transfer any Shares or other equity interest in the Company or create or agree to create any encumbrances thereon without the prior written approval of each other Shareholder. Each Shareholder shall have the right to participate in any proposed transfer of Shares by any other Shareholder on the same terms as the transferring Shareholder. Each transferring Shareholder shall have the right to require each other Shareholder to transfer its Shares in any proposed transfer of Shares on the same terms as the transferring Shareholder.

Section 8.2 Deed of Adherence. No transfer of Shares by any selling Party to any third party shall be entered into the Company’s share register and all Parties shall procure that unless such third party has first entered into a deed of adherence with all parties hereto other than the selling Party pursuant to which such third party shall agree, inter alia, to be bound by all the restrictions of, and discharge all duties and obligations as set out, in this Agreement as if it were an original party hereto. Such deed of adherence shall be in such form as such other parties shall reasonably require.

ARTICLE IX

DIRECTORS, OFFICERS; SHAREHOLDER VOTING

Section 9.1 Number and Appointment of Directors. (a) The business and affairs of the Company shall be managed and controlled by the Board of Directors. The board of directors of the Company shall consist of five (5) members of whom three (3) shall be nominated by LTBVI (one (1) of whom shall be Chairman of the Board of Directors), and two (2) of whom shall be nominated by the US Founders.

(b) The board of directors of each member of the Group (except the Company) shall consist of three (3) members. Two (2) of the directors of LTICN shall be nominated by LTBVI and one (1) by the US Founders, and two (2) of the directors of LTIUS shall be nominated by the US Founders and one (1) by LTBVI, unless otherwise agreed between the Shareholders.

Section 9.2 Vacancy; Removal. In the event that the position of a Director becomes vacant for any reason (including the death, disability or resignation of any such Director), the Company shall appoint as replacement Director the person nominated by the Shareholder(s) that originally nominated the Director whose office became vacant. Each Shareholder shall vote its shares for the removal of a Director only upon the request of the Shareholder(s) that nominated or is entitled to nominate such Director; otherwise, no Shareholder shall vote for the removal of a Director. A Director shall be removed with or without cause upon and only upon the affirmative vote of the Shareholders in accordance with this Section 9.2 and the provisions of applicable law.

Section 9.3 Quorum. The quorum for a Directors’ meeting shall be at least four (4) Directors.

Section 9.4 Meetings. The Parties shall cause the Board of Directors to hold regular meetings at least quarterly and special meetings whenever they deem them to be necessary.

Section 9.5 Compensation Committee. The Shareholders shall cause the Board of Directors to form a compensation committee (the “Compensation Committee”) which shall at all times be made up of the three (3) Directors nominated by LTBVI.

ARTICLE X

MANAGEMENT, INVESTMENT SCHEDULE, BUSINESS PLAN AND CONFIDENTIALITY

Section 10.1 Management. Any member of the Group shall not carry out, and that the Shareholders and any future shareholders of the Company shall procure that members of the Group shall not carry out, any of the following actions except as expressly required or permitted by this Agreement or with the approval (i) in the case of the Company, of at least two-thirds of the Directors, and (ii) in the case of any other Group Company, of all of the directors of such Group Company (as if there were no vacancies):

(a) issue new equity capital or securities convertible into new equity capital;

(b) merge or consolidate with another company;

(c) acquire another business entity, joint venture, partnership or investment in other companies;

(d) expand into new businesses;

(e) dispose of any asset for a value of greater than US$500,000 or an equivalent amount in another currency (other than in the ordinary course of trading) in any one transaction;

(f) (i) incur any indebtedness during the first year of operation and (ii) incur new indebtedness thereafter for an amount greater than US$500,000 or an equivalent amount in another currency in total in any one transaction; create any new liens or encumbrances for an amount greater than US$500,000 or an equivalent amount in another currency in any one transaction on any assets;

(g) enter into or amend any contracts significant to the operation of the Company, including the terms and allocation of stock of the Company and/or its Subsidiaries to any other potential buyer(s), other than in the ordinary course of business;

(h) repurchase or redeem any securities or debt;

(i) incur any capital expenditures for a value greater than US$500,000 in any one transaction;

(j) declare and/or pay dividends;

(k) amend its memorandum and articles of association;

(l) change the size of the Board of Directors; change the independent public accountants;

(m) approve the annual budget or take any action that would result in an increase in the budget above that set out in the Business Plan;

(n) change the authorized signatories of the bank accounts of any company within the Group other than in accordance with the terms of this Agreement;

(o) create, allot or issue or agree to create, allot or issue any stocks/shares in the capital of any member of the Group or grant or agree to grant any option over or right to acquire any additional stocks/shares or purchase or redeem any stocks/shares;

(p) consolidate, subdivide or convert any of its share capital of any member in the Group;

(q) pass any resolution the result of which would be the winding up of the Company, or the Company going into liquidation or receivership save as otherwise expressly provided in this Agreement; make any composition or arrangement with its creditors;

(r) incorporate any subsidiary or permit the disposal or dilution of its interest, directly or indirectly, in any subsidiary or acquire shares or interests in any company or dispose of any shares or interests in any company or acquire or dispose of any loans or loan capital;

(s) enter into any partnership or joint venture arrangement with a view to establishing a new company or entity or to develop a new line of business;

(t) issue any debentures or other securities convertible into stocks and shares or debentures or interests;

(u) offer the stocks/shares/securities of the Company or any member of the Group for subscription by the general public by Initial Public Offering;

(v) repurchase or redeem stocks/shares/securities or debt instruments (except to the extent such debt is due in accordance with its terms and conditions); or

(w) pay any cash compensation as salary to any officer, other than the US Founders, of any Group Company equal to or greater than US$100,000.

For the purpose of this Section 10.1, any reference to a sum of monies shall include monies incurred/involved in a single transaction as well as the aggregate of all sums of monies incurred/involved in a series of transactions of the same nature within a period of 12 months.

Section 10.2 Officers; Compensation. (a) The Directors nominated by the US Founders shall have the right to nominate the chief executive officer of the Company, subject to the approval of two-thirds of the members of the Board of Directors;

(b) The Shareholders shall cause the US Founders to be nominated for chief executive officer, chief operating officer and chief technology officer of the Company, subject to the approval of two-thirds of the Directors;

(c) The Shareholders shall cause the compensation for each of the US Founders as officers of a Group Company to be US$130,000 per year for the first year, 50% of which shall be paid in cash and 50% of which shall be paid either in cash or, at each US Founder’s option, in stock options of LTBVI (“LTBVI Stock Options”). If a US Founder chooses stock options of LTBVI, such US Founder shall receive a number of options with an aggregate value, as determined by LTBVI, equal to three times the cash portion of the compensation forgone in favor of such options. The cash compensation foregone shall be deducted from the first and second LTBVI contributions described in Section 3.2(a), in equal installments; and

(d) The Compensation Committee shall propose compensation for officers of the Group, including after the first year the chief executive officer, chief operating officer and chief technology officer, to the Board of Directors.

Section 10.3 Investment Schedule. (a) The Company shall be deemed to have contributed to LTIUS and LTICN at the Closing the US$500,000 borrowed pursuant to the Promissory Note as set forth in Section 3.3(a) and Section 5.3(b);

(b) Upon the completion of Milestone 1, the Company shall contribute US$500,000 in the aggregate to LTICN and LTIUS. If Milestone 1 has not been reached in its entirety, approval of two-thirds of the Directors shall be necessary before the contribution is made;

(c) Upon the completion of Milestone 2, the Company shall contribute US$500,000 in the aggregate to LTICN and LTIUS. If Milestone 2 has not been reached in its entirety, approval of two-thirds of the Directors shall be necessary before the contribution is made;

(d) The Board of Directors, by the approval of two-thirds of the Directors, shall determine the allocation of the contributions set forth in clauses (b) and (c) of this Section 10.3 among LTICN and LTIUS based on financial forecasts and the actual performance and needs of LTICN and LTIUS.

Section 10.4 Confidentiality. Subject to as hereinafter expressly appears and save and except expressly approved by all the Parties in writing, each of the parties to this Agreement shall maintain and shall procure that their respective appointees as directors of the Company shall maintain strict confidence and secrecy in respect of all information of a proprietary commercial and trading nature received by them or it directly or indirectly pursuant to this Agreement, and each of the parties to this Agreement shall use its best efforts to procure that its respective officers, directors and associates (if any) shall likewise maintain strict confidence and secrecy in respect of such information.

(a) For the purposes of this Section, “Confidential Information” means all information of a confidential nature disclosed (whether in writing, verbally or by any other means and whether directly or indirectly) by one party (the “Disclosing Party”) to any other party (the “Receiving Party”) whether before or after the date of this Agreement.

(b) During the term of this Agreement and within one year after the termination or expiration of this Agreement for any reason whatsoever the Receiving Party shall:

(i) keep the Confidential Information confidential;

(ii) not disclose the Confidential Information to any other person other than with the prior written consent of the Disclosing Party or being compelled by law or in accordance with Section 10.1; and

(iii) not use the Confidential Information for any purpose other than the performance of its obligations under this Agreement.

(c) During the term of this Agreement the Receiving Party may disclose the Confidential Information to its employees (the “Recipient”) to the extent that it is necessary for the purposes of this Agreement.

(d) The Receiving Party shall procure that each Recipient is made aware of and complies with all the Receiving Party’s obligations of confidentiality under this Agreement as if the Recipient was a party to this Agreement.

(e) The obligations contained in Section 10.4 shall not apply to any Confidential Information which:

(i) is at the date of this Agreement or at any time after the date of this Agreement comes into the public domain other than through breach of this Agreement by the Receiving Party or any Recipient; or

(ii) can be shown by the Receiving Party to the reasonable satisfaction of the Disclosing Party to have been known to the Receiving Party prior to it being disclosed by the Disclosing Party to the Receiving Party; or

(iii) subsequently comes lawfully into the possession of the Receiving Party from a third party.

Section 10.5 Employee Stock Ownership Program. Within the first year after completion of the Subscription, the Subscriber shall assist the Company to develop and implement an employee stock ownership program whereby key employees of the Group shall own a direct equity interest in the Group and whereby employees of the Group shall have a clear interest in the financial and operational success of the Group.

ARTICLE XI

COVENANT TO DEVOTE AND COVENANT NOT TO COMPETE

Section 11.1 Subject to Section 11.4, each of the US Founders hereby undertakes and warrants to LTBVI and the Company that during the period in which he owns any interest in the Group, he shall devote his full time, technical and professional skill and abilities to exclusively render attention to the Group his advices, opinions, consultancy, business procurement and assistance in the furtherance of the Business and that he shall not carry on or be concerned or interested and whether as principal, shareholder, director, partner, employee, agent or otherwise (except as a shareholder in a public listed company holding not more than one percent (1%) of the issued share capital in such public company and except as may be approved in writing by LTBVI) or engage directly or indirectly in any other business whether or not such business may compete with the Business (other than as may be approved by LTBVI).

Section 11.2 Subject to Section 11.4, none of the US Founders shall, directly or indirectly for the duration of the period in which he owns any interest in the Group or during his employment with or provision of services to the Company and/or any members of the Group, accept any employment with or enter into any contract for services with any person, firm or company whether or not such person, firm or company is in competition with any member of the Group. Subject to due compliance with Section 8.1, in the event that a US Founder does not hold any interest in the Group and for a period of two (2) years thereafter, he shall not accept employment with or enter into any contract for services with any person, firm or company which is in competition with any member of the Group, or otherwise carry on or be concerned or interested and whether as principal, shareholder, director, partner, employee, agent or otherwise (except as a shareholder in a public listed company holding not more than one percent (1%) of the issued share capital in such public company) or engage directly or indirectly in any business which may compete with the Business carried on by the Group or such business areas as contemplated by the Business Plan.

Section 11.3 Each of the US Founders also covenants that he shall not during the period in which he owns any interest in the Group or during his employment with or provision of services to the Company and/or any members of the Group and for a period of two (2) years thereafter, solicit or interfere with or endeavor to entice away from the Group any person, firm or company who at any time during the periods of such US Founder’s term of employment with the Company has been or shall be in the habit of dealing with any members of the Group and with whom such US Founder has had or shall have personal contact (including but not limited to actual and potential customers), or induce or seek to induce any employee of any member of the Group to leave its service.

Section 11.4 The restrictions contained in Sections 11.1 and 11.2 could be waived by the other Parties at the other Parties’ own discretion; provided, however, that the US Founder shall have made full disclosure regarding his intended services, employment, investment or involvement (the “Proposed Engagement”) with such other person, firm or company as referred to in Sections 11.1 and 11.2 and that the Company shall be given the first right of refusal in participating in the Proposed Engagement.

Section 11.5 While the restrictions contained in this Article XI are considered by the parties hereto to be reasonable in all the circumstances, it is recognized that restriction of the nature in question may fail for unforeseen technical reasons and accordingly, it is agreed and declared that, if the restrictions contained in this Article XI will, when taken together, be adjudged by any court of competent jurisdiction to go beyond what is reasonable in all the circumstances for the protection of the Business, the goodwill of the Company and the legitimate interests of the Group, but would be adjudged reasonable if part or parts of the wording thereof were deleted or modified, or if the definition of the “Business” were restricted or otherwise modified, the said restrictions shall apply with such deletions or modifications, as the case may require, and the provisions of this Article XI will take effect accordingly.

ARTICLE XII

DISPUTE RESOLUTION

Section 12.1 Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement shall be settled by arbitration administered by the International Chamber of Commerce (“ICC”) in accordance with its International Arbitration Rules. The arbitration shall be the sole and exclusive forum for resolution of such dispute, controversy or claim, and the award rendered shall be final and binding. Judgment on the award rendered may be entered in any court having jurisdiction thereof.

Section 12.2 Procedures.

(a) The number of arbitrators shall be 3, one of whom shall be appointed by the Party asserting a claim against the other Party or Parties, one of whom shall be appointed by the Party or Parties (acting together), as the case may be, against whom a claim has been asserted, and the third of whom shall be selected by mutual agreement, if possible, within thirty days of the selection of the second arbitrator and thereafter by the administering authority. In the event the Party against whom a claim has been asserted fails to appoint the second arbitrator within 20 days after the first arbitrator is appointed by the Party asserting a claim, then the administering authority shall select the second and third arbitrators.

(b) The language of arbitration shall be the English language and any foreign language documents presented at such arbitration shall be accompanied by an English translation thereof. The arbitration shall be held in New York City.

(c) Any award of the arbitrators (i) shall be in writing, (ii) shall state the reasons upon which such award is based and (iii) may include an award of costs, including reasonable attorney’s fees and disbursements.

(d) The arbitrators shall have no authority to award punitive damages or any other damages not measured by the prevailing party’s actual damages, and may not, in any event, make any ruling, finding or award that does not conform to the terms and conditions of this Agreement.

(e) Any Party may make an application to the arbitrators seeking injunctive relief to maintain the status quo until such time as the arbitration award is rendered or the dispute, controversy or claim is otherwise resolved. Any Party may apply to any court having jurisdiction hereof and seek injunctive relief in order to maintain the status quo until such time as the arbitration award is rendered or the dispute, controversy or claim is otherwise resolved.

ARTICLE XIII

MISCELLANEOUS

Section 13.1 Notices. All notices, requests and other communications to any Party hereunder shall be in writing (including facsimile or similar writing and overnight express mail or courier delivery, but excluding ordinary mail delivery) and shall be given to the address or facsimile number set forth in this Agreement hereto or to such other address or facsimile number as such Party may hereafter specify for the purpose by notice to the other Parties in the manner provided in this Section.

If to LTBVI,
Address:	Chuangxin Buildings, Tower A, 15th Floor
Xiamen Software Park
Xiamen, 361005
PRC
Fax no.:	(86) 592-239-8222
Attn.:	Ms. Chen Ni

If to the Company,
Address:	Chuangxin Buildings, Tower A, 15th Floor
Xiamen Software Park
Xiamen, 361005
PRC
Fax no.:	(86) 592-239-8222
Attn.:	Ms. Chen Ni

If to Chen,
Address:	331 BalaTerrace W
West Chester, Pennsylvania 19380
Phone no.:	(610) 383-6818

If to Liang,
Address:	98 Warwick Rd.
West Windsor, NJ 08550
Phone no.:	(732) 718-1402
Fax no.:	(609) 799-6588

If to Fitzgerald,
Address:	58 Centre Avenue
Toronto, ON M2M 2L5, Canada
Phone no.:	(646) 765-3653

All such notices, requests and other communications shall be deemed received (i) if given by facsimile transmission, when transmitted to the facsimile number specified in this Section and confirmation of receipt is received, and (ii) if given by overnight express mail or courier delivery or any other means permitted by this Section, when received; provided, however, that if the date of receipt hereunder is not a Business Day, the notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 13.2 Amendments and Waivers. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and is executed by each of the Parties. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 13.3 Termination. LTBVI shall have the right to terminate this Agreement and to cause a liquidation of the Group (a) if any of the US Founders resigns or is terminated For Cause (as determined by arbitration as set forth in Section 12.1 above) from his position as an employee or director of any Group Company at any time within three (3) years of the date of this Agreement (in the case of Fitzgerald, after he is first employed), or (b) if Milestone 1 or Milestone 2 is not reached; provided, however, that with respect to clause (b) any such failure by the Company to reach Milestone 1 or Milestone 2 shall not have been as a result of the negligence of LTBVI or a breach by LTBVI of its obligations under this Agreement.

Section 13.4 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the Parties; provided, however, that none of the parties may assign or transfer any of its rights or obligations hereunder except in accordance with the provisions of Article VIII.

Section 13.5 Conflict with Articles of Association. In the event of any conflict between the Articles of Association and this Agreement, the provisions of this Agreement shall prevail.

Section 13.6 Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby, and any such term or provision to the extent determined to be invalid, illegal or unenforceable shall be replaced by a valid, legal and enforceable provision that comes as close as possible to carrying out the intent and effect of the defective term or provision.

Section 13.7 Further Assurances. The Parties will execute and deliver such further instruments and do such further acts and things as may be required to carry out the intent and purposes of this Agreement into full effect.

Section 13.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the conflicts of laws principles thereof.

Section 13.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The English language text of this Agreement shall prevail over any translation thereof.

Section 13.10 Force Majeure. The failure or delay of any of the Parties to perform any obligation under this Agreement solely by reason of acts of God, acts of government, riots, terrorism, wars, or other similar causes beyond its reasonable control (“Force Majeure”) shall not be deemed to be a breach of this Agreement; provided, however, that the Party so prevented from complying herewith shall not have procured such Force Majeure, shall have used reasonable diligence to avoid such Force Majeure or ameliorate its effects, and shall continue to take all actions reasonably within its power to comply as fully as possible with the terms of this Agreement. Except where the nature of the event shall prevent it from doing so, the Party suffering such Force Majeure shall notify the other Parties in writing promptly after the occurrence such Force Majeure and shall in every insurance, to extent reasonable and lawful under the circumstances, use its best efforts to remove or remedy such event.

Section 13.11 Headings Descriptive. The headings of the several articles and sections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

Section 13.12 Integration. This Agreement (including the Exhibits and Schedules hereto, which are incorporated herein and made an integral part hereof) and the other agreements among two or more parties hereof relating to the subject matter hereof constitute the entire and only agreement between the Parties with respect to the subject matter hereof and supersede all prior agreements commitments or understandings, whether written or verbal, that the Parties hereto or thereto may have had with respect to the subject matter thereof.

SIGNATURE PAGE

IN WITNESS whereof, the parties hereto have duly executed this Agreement the day and year first above written.

LONGTOP FINANCIAL TECHNOLOGIES LIMITED

By	/s/ Weizhou Lian
Name:	Weizhou Lian
Title:	CEO

/s/ Shuangjian Chen
SHUANGJIAN CHEN

/s/ Yufeng Liang
YUFENG LIANG

/s/ Neil Fitzgerald
NEIL FITZGERALD

LONGTOP INTERNATIONAL HOLDINGS LIMITED

By	/s/ Yufeng Liang
Name:	Yufeng Liang
Title:	Chief Executive Officer

Schedule 1

Corporate Information of the Company

1.	Name of company	:	Longtop International Holdings Limited

2.	Company no.	:	1011843

3.	Place of incorporation	:	British Virgin Islands

4.	Date of incorporation	:	February 21, 2006

5.	Registered address	:	P.O. Box 3444, Road Town, Tortola, British Virgin Islands

6.	Director(s)	:	Wai Chau Lin
Sidney X. Huang
Ling Liu
Shuangjian Chen
Yufeng Liang

7.	Shareholdings	:	Authorized share capital: 50,000,000 Ordinary Shares of US$0.01 par value each and 10,000,000 Preferred Shares of US$0.01 par value each

Issued share capital: 9,000,000 Ordinary Shares of US$0.01 par value each and 3,000,000 Preferred Shares of US$0.01 par value each

Shareholder(s)	Ordinary Shares	Preferred Shares
Longtop Financial Technologies Limited	3,150,000	3,000,000
Chen Shuangjian	2,370,000
Liang Yufeng	1,740,000
Neil Fitzgerald	1,740,000

	9,000,000	3,000,000

8.	Subsidiary(ies)	:	Longtop International (PRC)
Longtop International Inc.

Schedule 2

Corporate Information of the Company’s subsidiaries

Longtop International (PRC)

1.	Name of company	:	Chinese Name to come.
Longtop International (PRC)

2.	Company no.	:	To come.

3.	Place of incorporation	:	PRC

4.	Date of incorporation	:	To come.

5.	Form of investment	:	wholly-foreign owned enterprise

6.	Registered address	:	To come.

7.	Director(s)	:	To come.

8.	Legal representative	:	To come.

9.	Registered capital	:	To come.
Registered owner: Longtop International Holdings Limited

10.	Subsidiary(ies)	:	None

Longtop International Inc.

1.	Name of company	:	Longtop International Inc.

2.	Place of incorporation	:	Delaware, United States

3.	Date of incorporation	:	February 22, 2006

4.	Form of investment	:	common stock

5.	Registered address	:	1209 Orange Street
Wilmington, DE 19801
Agent: The Corporation Trust Company

6.	Director(s)	:	Sidney X. Huang
Yufeng Liang
Neil Fitzgerald

7.	Registered capital	:	1,000 shares of common stock of US$0.01 par value per share

			Registered owner:	Longtop International Holdings Limited

8.	Subsidiary(ies)	:	None

2

Schedule 3

Corporate Structure of the Group

Exhibit 1

Business Plan

Exhibit 2

Form of Convertible Promissory Note

THIS CONVERTIBLE NOTE (THIS “NOTE”) AND THE OBLIGATIONS REPRESENTED HEREBY MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF THE SUBSCRIPTION AND SHAREHOLDERS AGREEMENT REFERRED TO BELOW.

US$500,000	New York, New York
February 28, 2006

FOR VALUE RECEIVED, the undersigned, LONGTOP INTERNATIONAL HOLDINGS LIMITED (the “Borrower”), hereby unconditionally promises to pay to LONGTOP FINANCIAL TECHNOLOGIES LIMITED (the “Lender”) or its registered assigns in lawful money of the United States and in immediately available funds, the principal amount of FIVE HUNDRED THOUSAND DOLLARS (US$500,000) in accordance with the terms of the Subscription and Shareholders Agreement, dated as of February 28, 2006, by and among the Borrower, the Lender, Shuangjian Chen, Yufeng Liang and Neil Fitzgerald (the “Subscription and Shareholders Agreement”). There shall be no interest payable on this Note. This Note is unsecured. This Note is convertible into Ordinary Shares of the Borrower in accordance with the terms of the Subscription and Shareholders Agreement.

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF.

LONGTOP INTERNATIONAL HOLDINGS LIMITED

By:
Name:
Title:

Convertible Promissory Note

THIS CONVERTIBLE NOTE (THIS “NOTE”) AND THE OBLIGATIONS REPRESENTED HEREBY MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF THE SUBSCRIPTION AND SHAREHOLDERS AGREEMENT REFERRED TO BELOW.

US$500,000	New York, New York
February 28, 2006

FOR VALUE RECEIVED, the undersigned, LONGTOP INTERNATIONAL HOLDINGS LIMITED (the “Borrower”), hereby unconditionally promises to pay to LONGTOP FINANCIAL TECHNOLOGIES LIMITED (the “Lender”) or its registered assigns in lawful money of the United States and in immediately available funds, the principal amount of FIVE HUNDRED THOUSAND DOLLARS (US$500,000) in accordance with the terms of the Subscription and Shareholders Agreement, dated as of February 28, 2006, by and among the Borrower, the Lender, Shuangjian Chen, Yufeng Liang and Neil Fitzgerald (the “Subscription and Shareholders Agreement”). There shall be no interest payable on this Note. This Note is unsecured. This Note is convertible into Ordinary Shares of the Borrower in accordance with the terms of the Subscription and Shareholders Agreement.

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF.

LONGTOP INTERNATIONAL HOLDINGS LIMITED

By:	/s/ Yufeng Liang
Name:	Yufeng Liang
Title:	Chief Executive Officer